SOFTWARE RESALE AGREEMENT

This Agreement is made on 29 June, 2010, by and between AVG Technologies USA, Inc., a company with its registered seat at 1 Executive Drive, Chelmsford, MA 01824, United States of America, corporate registration number 0100910722 (AVG

Technologies), and Toron inc., with its registered seat at 1207 Royal York Road, Toronto, M9A 4B5, represented by Ljbisa Vujovic (the Reseller).

Background

AVG Technologies CZ, s.r.o. with its registered seat at Brno, Lidická 31, Czech Republic, identification number 44017774 (AVG Technologies CZ, s.r.o), owns or has the exclusive rights to license and distribute protection software products known as "AVG Software". AVG Technologies is a partner of AVG Technologies CZ, s.r.o having the right to promote, distribute, reproduce, sublicense and sell AVG Software in CANADA. The Reseller wishes to become a non-exclusive reseller of AVG Software within the Territory, as defined below.

By clicking the "Accept" button the Reseller acknowledges and confirms that the Reseller has reviewed this Agreement and all other terms, conditions and policies of AVG Technologies and AVG Technologies CZ, s.r.o displayed in the AVG Reseller Center at http://partner.avg.com and unambiguously and with full awareness consents to the terms of this Agreement which will be binding upon him. If the Reseller does not agree to the terms of this Agreement, AVG Technologies is unwilling to appoint the Reseller as a reseller of AVG Software and the Reseller must discontinue this process now by clicking on the "Reject" button below. In this case, this process will terminate.

It is agreed as follows:

1. INTERPRETATION In this Agreement:

AVG Reseller Center means the website administered by AVG Technologies CZ, s.r.o and dedicated to its resellers, accessible at http://partner.avg.com.

AVG Software means the security software products produced, owned by AVG Technologies CZ, s.r.o or duly licensed by AVG Technologies CZ, s.r.o or AVG Technologies, described in the AVG Reseller Center, together with any other software and related documentation developed by AVG Technologies CZ, s.r.o and which AVG Technologies may permit the Reseller, by express notice in writing, to promote and sell under this Agreement.

Confidential Information means non-public information of either party that is disclosed by one party to the other party pursuant to this Agreement in written form or orally and marked "Confidential", "Proprietary" or with a similar designation. If disclosed orally, such information is confidential at the time of disclosure if a written summary of such information is sent to the receiving party within thirty (30) days of disclosure and such summary is marked "Confidential", "Proprietary" or with a similar designation. Confidential Information also includes all summaries or abstracts of Confidential Information. The terms of this Agreement and all personally identifiable information obtained from or about End Users related to or arising from the use of the Restricted AVG Reseller Center and Dedicated Site shall be deemed confidential, irrespective of whether they are marked or identified as confidential or otherwise.

Dedicated Site means any domain name which contains "avg" or any other trademark owned by AVG Technologies CZ, s.r.o and its affiliates and subsidiaries.

Effective Date means the date on which AVG Technologies delivers notice to the Reseller confirming the acceptance of this Agreement and providing the Reseller with a user name and a Password for the secure access to the Restricted AVG Reseller Center.

End User means an individual or a company purchasing AVG Software for his/her/its internal use and not for resale.

End User License Agreement means the end user license agreement, as amended from time to time, accessible in AVG Software or at AVG Technologies CZ, s.r.o corporate website (currently http://www.avg.com).

License Number means a unique license number for each End User provided by AVG Technologies that is necessary for any copy of AVG Software to be activated upon installation.

Logo means the AVG Software logo and the AVG Authorized Reseller logo available in the Restricted AVG Reseller Center, as AVG Technologies may update or replace the same from time to time.

Password means a secret and individualised authentication data used by AVG Technologies' reseller in order to have access to and to effect operations in the Restricted AVG Reseller Center.

Resellers Discount Policy means AVG Technologies' policy of discounts granted by AVG Technologies to resellers referred to in the AVG Reseller Center, which may be amended by AVG Technologies from time to time.

Reference Period means a period of six (6) months from the Effective Date and each consecutive period of six (6) months thereafter during the term of this Agreement.

Restricted AVG Reseller Center means the website administered by AVG Technologies CZ, s.r.o and dedicated to its existing resellers and protected by the Password, currently accessible at http://partner.avg.com.

Suggested Retail Price List means a list of suggested retail prices referred to in the AVG Reseller Center, which may be amended by AVG Technologies from time to time.

Terms and Conditions means "AVG Technologies' Binding Terms and Conditions of Logo Usage for Resellers" accessible in the Restricted AVG Reseller Center, which may be amended by AVG Technologies from time to time.

Territory means the territory of CANADA.

2. APPOINTMENT AND RELATED PROVISIONS

a.	Appointment of the Reseller. AVG Technologies, subject to the terms and conditions of this Agreement, hereby appoints the Reseller as a non-exclusive reseller of AVG Software in the Territory for the End User’s internal use and not for resale.

The Reseller undertakes to use its best endeavours to promote the sale of AVG Software in the Territory.

b.	License to reproduce and sell AVG Software. AVG Technologies, subject to the terms and conditions of this Agreement, further grants the Reseller a non-exclusive and royalty-free license to reproduce and sell AVG Software as necessary for the purposes of its sale to End Users, in accordance with the terms set forth in clauses 2.c, 2.f, and 6, and of equal quality to that provided by AVG Technologies. Upon request by AVG Technologies, the Reseller shall promptly provide a sample of its reproduction of AVG Software for review and approval by AVG Technologies.

c.	Sublicense to use the Logo. AVG Technologies, subject to the terms and conditions of this Agreement, grants the Reseller a non-exclusive and royalty-free right and sublicense, when acting under this Agreement, to use the Logo in accordance with the then-current Terms and Conditions, in the promotion, advertisement and sale of AVG Software in the Territory and for no other purpose. Whilst performing its obligations under this Agreement, the Reseller may describe itself as an "AVG

Authorized Reseller".

d.	Restrictions. The Reseller undertakes not to sell, ship or divert AVG Software outside of the Territory without AVG Technologies' written consent. To the extent that AVG Technologies grants such consent, the Reseller agrees to be responsible for exporting AVG Software in accordance with all applicable export laws and regulations. In addition, the Reseller agrees not to engage in buying via the grey market.

e.	Limitations. For the purposes of this Agreement, the words "license" or "distribution" shall not be interpreted as a partial or full transfer of AVG Technologies CZ, s.r.o or AVG Technologies' rights to AVG Software, the Logo or any License Number to the Reseller. No right to further copy, borrow, rent, sell, sublicense or otherwise dispose of AVG Software is granted to the Reseller beyond the Reseller's rights granted under clauses 2.a, 2.b and 2.c above. All rights not explicitly granted hereunder to the Reseller in respect of the AVG Software and Logo are reserved to AVG Technologies CZ, s.r.o and to AVG Technologies. From and after the effective date of this Agreement, the Reseller shall not directly or indirectly establish or acquire any Dedicated Sites or a domain name for any such site without AVG Technologies' prior written consent.

f.	Procedure and policies. The Reseller acknowledges that, in order to activate any copy of AVG Software, the Reseller or the End User must obtain the License Number from AVG Technologies in accordance with the procedures then currently effective and established in the Restricted AVG Reseller Center. The Reseller agrees to review the Restricted AVG Reseller Center regularly and at least once every fifteen (15) days for changes in the procedures, and to comply at all times with such procedures. The Reseller shall be solely responsible for distributing License Numbers to its End Users. The Reseller agrees to comply at all times with all AVG Technologies CZ, s.r.o and AVG Technologies' policies available in the Restricted AVG

Reseller Center.

g.	End User License Agreement. The Reseller acknowledges that each End User is required to accept AVG Technologies CZ, s.r.o appropriate then currently effective End User License Agreement before its first use of AVG Software. The Reseller agrees that it shall ensure that the End User unambiguously and with full awareness consents to AVG Technologies CZ, s.r.o then current End User License Agreement, failing which it shall compensate AVG Technologies CZ, s.r.o and AVG

Technologies for or indemnify AVG Technologies CZ, s.r.o and AVG Technologies against all costs, expenses, losses and liabilities arising from the Reseller's failure to do so.

h.	Partial Exclusivity. During the term of this Agreement, the Reseller will not directly or indirectly sell any product or service other than AVG Software and services related thereto through any Dedicated Site without the prior written consent of AVG

Technologies, which shall not be unreasonably withheld.

i.	Suggested Retail Price List. The Suggested Retail Price List contains AVG Technologies' suggested retail prices of AVG Software for End Users. The actual retail prices of AVG Software charged by the Reseller to its purchasers may differ from the suggested retail prices provided by AVG Technologies in the Suggested Retail Price List. The Reseller acknowledges that AVG Technologies may, at its sole discretion, make changes to the Suggested Retail Price List from time to time by displaying a notification of the revised Suggested Retail Price List on the Reseller's screen on entering the Restricted AVG

Reseller Center.

j.	Change of control. The Reseller shall inform AVG Technologies immediately of any changes in ownership or control of the Reseller and of any change in its organisation or method of doing business.

k.	Support. During the term of this Agreement, AVG Technologies shall make available updates (including updated virus definitions), upgrades, error corrections and service packs for download by End Users.

3. RESELLER’S IDENTIFICATION

a.	Restricted AVG Reseller Center. The Reseller shall access the Restricted AVG Reseller Center using an individualised user name and the Password provided by AVG Technologies for the secure access to the Restricted AVG Reseller Center. The Reseller agrees that any order placed with AVG Technologies by electronic means mentioning or utilising the Reseller’s user name or Password is a valid and binding purchase order. AVG Technologies is entitled to rely on all transmitted data in the form received by AVG Technologies.

b.	Protection. The Reseller shall implement and maintain reasonable security measures to ensure the Password is only used by authorised persons for its authorised purpose. The Reseller acknowledges that AVG Technologies does not guarantee the internet security and the possibility of interception or corruption of data transmitted from the Reseller to AVG Technologies using the correct Password.

c.	Security Breaches. The Reseller shall promptly inform AVG Technologies in writing, if there is a reason to believe or suspect that the security or confidentiality of the Password has been or may be lost or misused in any way so that a mitigating action may be taken and arrangement made, if appropriate, for the issue of a new Password. The Reseller shall be responsible for any loss, damage, costs and inconvenience suffered or incurred by AVG Technologies CZ, s.r.o or AVG Technologies in consequence of any loss or misuse of the Password by any person connected with the Reseller or by any other party, whether or not known to the Reseller.

4. PRICES AND PAYMENT

a.	Wholesale prices and fees. The Reseller shall pay to AVG Technologies for each copy of AVG Software that the Reseller orders from AVG Technologies the wholesale purchase price calculated based on the Suggested Retail Price List net of discount calculated in accordance with AVG Technologies' Resellers Discount Policy then currently effective and established in the AVG Reseller Center. For any and all copies of AVG Software ordered on a compact disc (CD-ROM) or another similar medium, all shipping, handling and other fees and charges incurred in connection with the delivery of the product will be added to such purchase price.

b.	Payment. The Reseller shall pay the purchase price and other fees either by cheque, credit card or a bank transfer prior to the delivery of products (copies of AVG Software or License Numbers) based on an invoice issued by AVG Technologies, in accordance with the amount of products ordered by the Reseller, and sent to the Reseller by e-mail, fax, or mail. Each bank transfer must include the Reseller’s identification provided by AVG Technologies. AVG Technologies shall have no obligation to deliver to the Reseller any products or License Numbers until a full and proper payment is received by AVG

Technologies. All fees arising from transferring funds are the sole responsibility of, and are borne by, the Reseller.

c.	Credit account. If and to the extent AVG Technologies advances credit to the Reseller, then in place of clause 4.b the Reseller shall pay the purchase price and other fees by a bank transfer within thirty (30) days of the date of each invoice issued by AVG Technologies to the Reseller and sent to the Reseller by e-mail, fax, or mail. Each bank transfer must include the Reseller’s identification provided by AVG Technologies. Other conditions for granting a credit account are available on request. A credit amount may be used by the Reseller only after receiving a written confirmation by e-mail, fax, or mail from AVG Technologies of granting of a credit account and its applicable limits.

d.	Due payment. If the Reseller fails to make payment on the date due as stipulated in clause 4.c, without prejudice to its other rights and remedies, AVG Technologies may (i) suspend any further deliveries and services to the Reseller, and (ii) charge, and the Reseller will pay, interest, accruing daily from the due date to the date of actual payment on any overdue amounts under this Agreement at the rate of 0.25 per cent. per day or, if less, the maximum rate permitted by law.

e.	Taxes. Any amount payable under this Agreement by the Reseller to AVG Technologies is exclusive of any value added tax, sales tax, customs or any other tax of a similar nature which might be chargeable in connection with that amount. If any such tax is chargeable, the Reseller must pay to AVG Technologies (in addition to and at the same time as paying that amount) an amount equal to the amount of that tax.

The Reseller shall also pay directly and without any delay all other applicable taxes, including but not limited to, income, personal property, stamp or other taxes and fees, levies, duties or other imposts or fees, including withheld taxes, together with all penalties, fines and interest thereon that in any way arise out of this Agreement and to which AVG Technologies or the Reseller shall be liable, whether on or measured by the price, charges, programs or services furnished, or their use, however designated, levied or based.

The Reseller must make all payments to be made by it under this Agreement without any tax deduction unless a tax deduction is required by law. If a tax deduction is required by law to be made by the Reseller, the amount of the payment due from the Reseller will be increased to an amount which (after making the tax deduction) leaves an amount equal to the payment which would have been due if no tax deduction had been required.

f.	Other expenses. Any and all expenses, costs and charges incurred by the Reseller in the performance of its obligations under this Agreement shall be paid by the Reseller unless AVG Technologies has expressly agreed beforehand in writing to pay such expenses, costs and charges.

g.	Delivery. Delivery of AVG Software shall be made by AVG Technologies to such a place as agreed between AVG Technologies and the Reseller. Any dates set up for delivery of AVG Software are approximate and AVG Technologies shall not be liable for any delay in delivery however caused.

5. TERM AND TERMINATION

a.	Term and termination. This Agreement is concluded for an indefinite period of time and shall commence on the Effective Date. Subject to clause 10.e, either party may terminate this Agreement by not less than thirty (30) days' prior written notice served on the other party by e-mail, fax, or mail.

b.	Immediate termination. Without prejudice to its other rights or remedies, either party may terminate this Agreement immediately by written notice to the other party, if the other party (i) breaches any of its obligations under this Agreement and either that breach is incapable of remedy or the other party shall have failed to remedy that breach within thirty (30) days after receiving written notice requiring it to remedy that breach; or (ii) is unable to pay its debts or becomes insolvent or an order is made or a resolution passed for the administration, winding-up or dissolution of the other party or the other party enters into or proposes any composition or arrangement with its creditors generally or anything analogous to the foregoing occurs in any applicable jurisdiction.

c.	Challenge of the intellectual property rights. AVG Technologies shall have the right, without prejudice to its other rights or remedies, to terminate this Agreement immediately upon delivery of a written notice to the Reseller if the Reseller challenges the intellectual property rights of AVG Technologies CZ, s.r.o and/or AVG Technologies.

d.	Change of control. AVG Technologies shall have the right, without prejudice to its other rights or remedies, to terminate this Agreement immediately upon delivery of a written notice to the Reseller if there is a change of control of the Reseller or any holding company of the Reseller.

e.	Volume Level. AVG Technologies shall have the right to terminate this Agreement immediately upon delivery of a written notice to the Reseller if the Reseller fails in any Reference Period to order and pay for AVG Software in value of at least USD 100.

f.	Revised and updated terms and conditions of this Agreement. If the Reseller fails to accept the revised and updated terms and conditions of this Agreement duly published by AVG Technologies in the Restricted AVG Reseller Center in accordance with clause 10.e of this Agreement within thirty (30) days of such publication, AVG Technologies shall have the right to terminate this Agreement immediately upon delivery of a written notice to the Reseller.

g.	Effects of termination. Upon termination of this Agreement, all licenses and rights referred to in clauses 2.a, 2.b and 2.c of this Agreement shall automatically terminate, and the Reseller shall (i) deliver, within fifteen (15) days after the termination of this Agreement, to AVG Technologies all AVG Software including code, the License Numbers and documentation, covered by this Agreement, or destroy or erase any versions of such material which cannot be returned to AVG Technologies, (ii) cease using the Logo, (iii) cease holding itself out as the Authorized Reseller of AVG Software, (iv) cease using the Dedicated Sites, and (v) promptly assign to AVG Technologies or its Designee any Dedicated Site owned or controlled directly or indirectly by the Reseller. AVG Technologies shall reimburse the Reseller all costs incurred in relation to the registration of the Dedicated Site. Any termination of this Agreement shall not affect any rights or liabilities of either party accrued at the date of termination, nor shall it affect the coming into force or the continuance in force of any provision of this Agreement which is expressly or by implication intended to come into force or continue in force on or after termination.

6. OWNERSHIP AND RESTRICTIONS

a.	Ownership. The Reseller hereby acknowledges that all patents, copyrights, trademark rights, trade secret rights and other intellectual property rights embodied in AVG Software are and at all times shall remain the sole and exclusive property of AVG Technologies CZ, s.r.o and/or AVG Technologies. The Reseller shall not challenge AVG Technologies CZ, s.r.o or AVG Technologies' ownership of the Dedicated Site unless it is owned by any other person than AVG Technologies CZ, s.r.o, AVG Technologies or their affiliate or subsidiary. The Reseller shall reproduce AVG Technologies CZ, s.r.o and AVG

Technologies' copyright notices, confidential or proprietary legends and trademarks, in substantially the same manner as they exist on copies of AVG Software provided directly by AVG Technologies CZ, s.r.o or AVG Technologies, on each copy of AVG Software that the Reseller reproduces pursuant to this Agreement. The existence of a copyright notice shall not cause, or be construed as causing, any of AVG Software to be anything other than a copyrighted work with all rights reserved under the applicable copyright laws. Nothing in this Agreement shall be construed to grant the Reseller any rights with respect to the source code version of AVG Software.

b.	Protection of AVG Technologies CZ, s.r.o and AVG Technologies' intellectual property rights. The Reseller shall implement and maintain reasonable security measures to safeguard all AVG Software materials, and all copies of AVG
Software materials made by or on behalf of the Reseller, from access or use by any unauthorised person. The Reseller shall not, and shall not permit or cause any third party to, alter, update, upgrade or modify the whole or any part of AVG Software nor merge any part of AVG Software with any other computer software programs nor, save to the extent expressly permitted by applicable laws, decompile, disassemble or reverse engineer the object code of AVG Software nor attempt to do any of these things. Unless agreed otherwise in this Agreement, the Reseller shall not alter, obscure, remove, interfere with or add to any of the trade marks, trade names, logos or notices used on or contained in AVG Software materials at the time they are delivered to the Reseller and shall ensure that all those trade marks, trade names, logos and notices are reproduced on all copies of AVG Software materials made by or on behalf of the Reseller.

7.	CONFIDENTIALITY

a.	General provision. Confidential Information may be used only for performance under this Agreement but may not be copied or reproduced unless such copying or reproduction is a requirement for using such information. Any and all Confidential Information remains the property of the disclosing party and the receiving party is obliged to return to the disclosing party all copies and reproductions no later than the date or termination of this Agreement. The Reseller undertakes to comply with the terms of AVG Technologies' Privacy Policy available at AVG Technologies' corporate website (currently http://www.avg.com).

b.	Non-disclosure and non-use obligation. The receiving party shall (i) at all times, both during the term of this Agreement and at all times thereafter, keep in confidence and trust all of the Confidential Information received; (ii) not use the Confidential Information of the disclosing party other than as necessary to perform its obligations or exercise its rights under this Agreement; (iii) take all reasonable steps to prevent unauthorized disclosure or use of the Confidential Information of the disclosing party and to prevent it from falling into the public domain or into the possession of unauthorised persons. The receiving party shall not disclose Confidential Information of the disclosing party to any person or entity other than its officers, employees and consultants who need access to such Confidential Information in order to effect the intent of this Agreement and who have entered into written confidentiality agreements with the receiving party which protects the Confidential Information of the disclosing party; and (iv) not use the End User data to send unsolicited email messages to End Users. Should an End User specifically ask either party not to use the data in any particular way, it will not be used in a manner that is inconsistent with that request. If either party is notified of such request, this party will notify the other party thereof.

c.	Legal disclosures. A disclosure of Confidential Information in response to a valid order by a court or other governmental authority, or otherwise required by law, shall not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes, provided that the party disclosing Confidential Information shall send to the other party, without any delay, a written notice thereof.

d.	Other permitted disclosures. Either party may provide a copy of this Agreement to potential acquirers, merger partners or investors and to their employees, agents, attorneys, investment bankers, financial advisors and auditors in connection with the due diligence review of such party who are under obligation of confidentiality substantially similar to those set forth in this Agreement. In addition, either party may provide a copy of this Agreement to (i) a public accounting firm in connection with the quarterly and annual financial or tax audits; and (ii) to outside legal advisors in connection with obtaining legal advice relating to this Agreement or any related matters.

e.	Exceptions. Confidential Information classification shall not apply to information that (i) is already known to the receiving party at the time of disclosure; (ii) becomes publicly known through no action or failure to act of the receiving party; (iii) is received by the receiving party from a third party without restriction on disclosure; (iv) is independently developed by the receiving party without reference to the Confidential Information of the disclosing party; or (v) is approved for release by written authorisation of the disclosing party. The receiving party bears a burden of proof under subsections (i) and (iv) of this clause 7.e.

f.	Remedies. Both parties agree that any breach of clause 7 of this Agreement may cause irreparable injury to the disclosing party for which there is no adequate remedy at law, entitling the disclosing party to injunctive relief in addition to all other available legal remedies.

8. REPRESENTATIONS AND WARRANTIES

a.	Representations by AVG Technologies. AVG Technologies, represents to the Reseller that AVG Technologies has sufficient rights in and to AVG Software and the Logo to grant the rights contemplated by this Agreement without obtaining the consent of any other person and, to the best of AVG Technologies' knowledge, AVG Software does not infringe any Czech Republic copyright, Czech Republic patent or other Czech Republic intellectual property right.

b.	Representations by the Reseller. The Reseller represents, warrants and undertakes to AVG Technologies that the Reseller has made and will make no representation, warranty, claim or promise to any party relating to AVG Software except as AVG

Technologies has expressly authorised in writing.

c.	Disclaimer. AVG Technologies and AVG Technologies CZ, s.r.o expressly disclaim and exclude any and all other warranties, whether express or implied, including (i) all implied warranties of merchantability and fitness for a particular purpose with respect to AVG Software; or (ii) all warranties that AVG Software will meet the requirements of the Reseller or any End User or operate in any combination selected by the Reseller or any End User. No warranty is given by AVG

Technologies or AVG Technologies CZ, s.r.o that AVG software will be bug-free or that it will operate without error or interruption.

9. LIMITATION OF LIABILITY

a.	Under this Agreement, AVG Technologies CZ, s.r.o and AVG Technologies' liability to the Reseller or to any third party, in tort, contract or otherwise, for claims, losses, damages or injuries arising out of or relating to this Agreement will be limited to the amounts paid by the Reseller in respect of the copy or copies of AVG Software giving rise to the claim in question.

b.	In no event shall AVG Technologies CZ, s.r.o or AVG Technologies be liable to the Reseller or any third party for any consequential or special damages or lost profits, revenues or contracts, including, without limitation, consequential or special damages for loss of goodwill, work stoppage, computer failure or malfunction, loss of data, loss of work product, or any and all other commercial damages or losses, direct or indirect, even if AVG Technologies CZ, s.r.o or AVG Technologies has been advised of the possibility of such damages or losses and whether arising from negligence, breach of contract or otherwise.

c.	Neither party may bring an action against the other under or in relation to this Agreement (whether for negligence, breach of contract, misrepresentation, under any indemnity or otherwise) more than one (1) year after that party becomes aware of the cause of action, claim or event giving rise to the cause of action or claim.

d.	Each party shall take all reasonable steps to mitigate the loss and damage it incurs in relation to any claim or action (whether for negligence, breach of contract, misrepresentation, under any indemnity or otherwise) which it brings against the other.

e.	The parties agree that the limitations and exclusions set out in this clause are reasonable, having regard to all the relevant circumstances and the levels of risk associated with each party's obligations under this Agreement.

f.	Remedy The contracting parties have agreed that in case of damage referred to in clause 9.a and clearly proven by the Reseller, compensation equal to the amount of the price paid by the Reseller for one (1) copy of AVG Software will be paid by AVG Technologies, or, at AVG Technologies' option, the affected copies of AVG Software shall be replaced by AVG

Technologies free of charge.

g.	Indemnification Beyond the liability of AVG Technologies set out in this clause 9, the Reseller shall defend and hold harmless AVG Technologies CZ, s.r.o and AVG Technologies and each of its managers, members, affiliates, agents and representatives from and against any and all claims, losses, damages and liabilities caused to any third party arising out of or based on distribution of AVG Technologies CZ, s.r.o products under this Agreement unless such damages, claims or losses have been directly caused by any wilful act or gross negligence of AVG Technologies Nothing shall limit the liability for fraud or for the personal injury arising from negligence of either party or that of its employees, agents or sub-contractors.

10. MISCELLANEOUS

a. Notices All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, by e-mail, fax or, if mailed, when mailed by the appropriate postal service, postage prepaid, to the parties at the address specified in the heading of this Agreement. In case of any changes to either contracting party's registered seat or if the mailing address differs from the registered seat, the affected contracting party is obligated to inform the other in writing of such facts.

b.	Choice of Law This Agreement shall be governed by, and construed in accordance with, the federal laws of the United States of America and the laws of the state of Delaware excluding conflicts of laws principles.

c.	Dispute resolution Should any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, fail to be resolved amicably, such dispute may be referred by either party to and finally resolved by the London Court of International Arbitration under the London Court of International Arbitration Rules, which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be one. The seat, or legal place, of arbitration shall be London, England. The arbitration shall be conducted in the English language, unless agreed otherwise. The contracting parties agree to be bound by and perform in accordance with the decision of that arbitration court as if it were a ruling issued by a court of law. This clause is without prejudice to each party’s right to seek interim relief against the other party (such as injunction) through any court of competent jurisdiction to protect its rights and interests, or to enforce the obligations of the other party.

d.	Entire Agreement and amendment This Agreement constitutes the entire understanding between the parties relating to the subject matter of this Agreement and supersedes all prior writings, negotiations or understandings with respect thereto.

Subject to clause 10.e of this Agreement, no modification or addition to this Agreement shall have any effect unless it is set forth in writing and signed by both parties or concluded by electronic means.

e.	The Reseller acknowledges and agrees that the terms and conditions of this Agreement may be revised and updated from time to time by AVG Technologies and such revised and updated Agreement shall acquire effect and contractual force between AVG Technologies and the Reseller and shall supersede and replace the contractual terms and conditions then in operation.

AVG Technologies shall publish a written notification of the revised and updated terms and conditions of this Agreement, which shall be automatically displayed on the Reseller's screen on entering the Restricted AVG Reseller Center. The Reseller shall have the right to accept the new terms and conditions by clicking the accept button in the Restricted AVG Reseller Center within fifteen (15) days after such notification of the revised and updated Agreement was displayed on his screen for the first time (the "Acceptance Period"). During the Acceptance Period, the then current terms and conditions shall remain in operation. If the Reseller does not accept the revised and updated terms and conditions within the Acceptance Period, or if the Reseller explicitly rejects the revised and updated Agreement, the then current terms and conditions shall continue to remain in operation, however, AVG Technologies shall have the right to terminate this Agreement immediately upon delivery of a written notice to the Reseller.

f.	Severability Should any provisions of this Agreement be illegal, invalid or unenforceable under any applicable laws or regulations, all other provisions of this Agreement shall remain in effect.

g.	Waiver The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or any condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party. The waiver by either party of a breach of any provision of this Agreement shall not be construed as a continuing waiver of such breach or as a waiver of other breaches of the same or of other provisions of this Agreement.

h.	Assignment Reseller may not assign its rights or obligations under this Agreement or subcontract any portion of its performance hereunder without AVG Technologies' prior written consent sent by e-mail, fax, or registered mail. AVG

Technologies may assign its rights or delegate its duties hereunder without the Reseller's consent in whole or in part to any affiliate or subsidiary of AVG Technologies, to a purchaser of part or all of AVG Technologies CZ, s.r.o or AVG Technologies' shares, to a purchaser of part or all of AVG Technologies CZ, s.r.o or AVG Technologies' business, or to a distributor appointed by AVG Technologies CZ, s.r.o or AVG Technologies for the Territory. AVG Technologies shall display a notification thereof on the Reseller's screen on entering the Restricted AVG Reseller Center.

This Agreement has been concluded on behalf of the Reseller by its duly authorised representative by electronic means.

THIS AGREEMENT has been agreed

For AVG Technologies For the Reseller

Name: Robert Gagnon Name: Ljbisa Vujovic

In Chelmsford, United States of America dated June 29, 2010

In Toronto dated June 29, 2010